NEWS RELEASE

FORWARD AIR CORPORATION SVP AND CFO RODNEY L. BELL TO RETIRE;
MICHAEL J. MORRIS TO FILL ROLE

GREENEVILLE, Tenn.-(BUSINESS WIRE)-May 26, 2016-Forward Air Corporation (NASDAQ:FWRD) today announced that Senior Vice President, Chief Financial Officer and Treasurer, Rodney L. Bell, will retire in March 2017 after 25 years with the Company. Effective June 27, 2016, Michael J. Morris will succeed Mr. Bell as Senior Vice President, Chief Financial Officer and Treasurer. After transitioning the role, Mr. Bell will remain at the Company through March 2017 in an advisory role.

“Rodney will celebrate his 25th anniversary with Forward Air in March 2017. He has served as Forward Air’s Chief Financial Officer since 2006, during which time the Company’s annual revenue grew from $352.7 million in 2006 to $959.1 million in 2015, the Company expanded from one business segment to four business segments, and the Company completed several strategic acquisitions, one of which was the acquisition of CLP Towne Inc., the largest acquisition in the Company’s history. Rodney’s leadership and experience as well as his commitment to our business and people have been instrumental to the Company’s success,” said Bruce A. Campbell, President and Chief Executive Officer. “We thank Rodney for his many contributions to the Company and, most importantly, his friendship and leadership over the years. We wish Rodney and his family all the best in retirement.”

Mr. Bell, 54, a Certified Public Accountant (inactive), joined the Company in March 1992 as Assistant Controller after serving as a senior manager with the accounting firm of Adams and Plucker in Greeneville, Tennessee. He was appointed Chief Accounting Officer in February 2006 and continued to serve as Vice President and Controller, positions held since October 2000 and February 1995, respectively. He was promoted to Senior Vice President, Chief Financial Officer and Treasurer in June 2006.

Commenting on Mr. Morris, Campbell stated, “Mike is an accomplished senior executive with proven experience in the transportation industry, and Forward Air is pleased to welcome him to the team. Mike will serve as a key advisor, interfacing with the Board of Directors and investors as well as partnering with members of senior management on all financial and accounting matters.”

Mr. Morris is currently the Senior Vice President of Finance & Treasurer of XPO Logistics, Inc. in Ann Arbor, Michigan. Prior to that, he served as Senior Vice President of Finance & Treasurer of Con-Way, Inc. and Chief Financial Officer of Kulicke & Soffa Industries. He obtained his B.A. in Economics from The University of Pennsylvania and his M.B.A. from the University of Michigan.

About Forward Air Corporation

Forward Air Corporation’s (“the Company”, “we”, “our”) services are classified into four principal reportable segments: Expedited LTL, Truckload Expedited Services (“TLX”), Intermodal and Pool Distribution.

In our Expedited LTL segment, we provide time-definite transportation services to the North American deferred air freight market. Our Expedited LTL service operates a comprehensive national network for the time-definite surface transportation of expedited ground freight. The Expedited LTL service offers customers local pick-up and delivery and scheduled surface transportation of cargo as a cost effective, reliable alternative to air transportation. Expedited LTL’s other services include shipment consolidation and deconsolidation, warehousing, customs brokerage, and other handling. The Expedited LTL segment primarily provides its transportation services through a network of terminals located at or near airports in the United States and Canada.

In our TLX segment, we provide expedited truckload brokerage, dedicated fleet services and maximum security and temperature-controlled logistics services. We are able to expedite this service by utilizing a dedicated fleet of team owner operators, some team company drivers as well as third party transportation providers. The TLX segment provides full truckload service in the United States and Canada.

In our Intermodal segment, we provide container and intermodal drayage services primarily within the Midwest region of the United States. Drayage is essentially the first and last mile of the movement of an intermodal container. We are providing this service both to and from ports and rail heads. Our Intermodal segment also provides dedicated contract and Container Freight Station (“CFS”) warehouse and handling services.

In our Pool Distribution segment, we provide pool distribution services throughout the Mid-Atlantic, Southeast, Midwest and Southwest continental United States. Pool distribution involves managing high-frequency handling and distribution of time-sensitive product to numerous destinations in specific geographic regions. Our primary customers for this service are regional and nationwide distributors and retailers, such as mall, strip mall and outlet based retail chains.

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on management’s belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission. We assume no duty to update these statements as of any future date.

CONTACT:
Forward Air Corporation
Rodney L. Bell, 423-636-7000
rbell@forwardair.com